Exhibit 10.14

Services Agreement

Made and Signed on July 1, 2003

Between

Ness Technologies Holdings Ltd

(or any other company in the Ness Group)

of Kiryat Atidim, Tel-Aviv

(hereafter: “the company”)

of the one part;

and between

GLY — Technological Horizons Ltd

Of Mevasseret Zion, 90805

(hereafter: “the contractor”)

of the other part;

Whereas

the company is interested in receiving the advice of Hagai Lavi in the field of guidance and assistance in sales and marketing activity, lectures and study courses for directors and employees, participation in sales teams and special projects (hereafter: “the professional services”);

And whereas	the company is one of the leaders in its fields of occupation in Israel and has a considerable reputation in these fields;

And whereas

the contractor hereby declares and confirms that it has all the general skills, knowledge, experience and expertise that are required in order to provide the professional services to the company, with the highest quality and the greatest effectiveness, and it also is capable of carrying out the professional services as required in accordance with this agreement;

And whereas

the contractor declares that, as of the date of signing this agreement, there are no impediments or restrictions whatsoever, either by virtue of law or by virtue of agreement, including any prior undertaking to any third party, which prevents it from entering into this agreement with the company, and in any event prevents its employment by the company under this agreement, in so far as nothing in the aforesaid constitutes a conflict of interest to its office as a director in the company Ness Technologies Inc.;

And whereas	the company is interested in employing the contractor in accordance with the terms stated in this agreement;

And whereas

the contractor declares that it has all necessary skills, expertise and experience required for carrying out the job for which it shall be designated, and that it has the proper and fitting ability for this purpose, and it is also able to create proper work relations and it gave its consent to supply the professional services, all of which in accordance with the terms of this agreement as set out hereafter;

Wherefore it has been declared, agreed and stipulated between the parties as follows:

1.                            Interpretation

1.1        The preamble to this agreement and its appendices constitute an integral part hereof.

1.2        The titles of the clauses in the agreement were provided for the sake of convenience only and no use shall be made of them for interpretational purposes.

1.3        This agreement reflects the full and exhaustive agreement between the parties with regard to the transaction under discussion. This agreement replaces, and where applicable — cancels, any representation, agreement, negotiations, letter of intent, custom, memorandum, offers, meeting summaries and/or any document or understandings, which existed or which were replaced, whether in writing or orally, before this agreement was signed by the parties.

2.                            Period of the Agreement

2.1        The contractor will be employed until December 31, 2004.

2.2        The date on which the transaction begins is July 1, 2003.

3.                            Termination of the Agreement

During the period of the agreement, including every extension period, each party shall be entitled to bring this agreement to an end by giving 90 days’ prior notice. The agreement will be extended at the beginning of each calendar year, automatically, for an additional period of a year, unless the parties determine otherwise by consent.

The aforesaid shall not include cases in which the company wishes to terminate the agreement immediately in the following circumstances: a breach of this agreement, including a breach of trust and/or imparting professional or commercial secrets and/or embezzlement, a severe disciplinary offence, a criminal offence relating to the professional services or a criminal offence that involves moral turpitude.

4.                            Special agreement

4.1        Unless this contract states the contrary with regard to a specific issue, this agreement is a personal and special agreement, which regulates the relationship between the company and the contractor and stipulates exclusively and exhaustively the terms of the contractual relationship between the contractor and the company. In order to remove all doubt, it is hereby clarified that the contractor shall not be entitled to any benefits and/or additional rights that are not included in this agreement and in its appendices, including benefits that are given to all or some of the employees of the company, or to any one of them, or not.

4.2        It is clear and accepted by the parties that the terms and consents set out in this agreement are classified and of a sensitive nature both to the contractor and to the company. The parties undertake to maintain the confidentiality of what is stated in this agreement and not to bring it to the attention of any third party, but only to someone who by virtue of his position is supposed to be familiar with the details of this agreement.

5.                            The contract

5.1        The company hereby agrees to employ the contractor, subject to and in accordance with the provisions of this agreement, and the contractor hereby agrees and commits itself to be employed as aforesaid.

5.2        Any previous understanding made between the parties, orally or in writing, with regard to the employment of the contractor by the company, if there was any such understanding, is hereby void.

6.                            The contractor’s job

6.1        The contractor shall engage in consultancy in the field of training and assistance to sales and marketing activity, lectures and advanced study for directors and employees, participation in sales teams and special projects. The contractor shall be responsible to the CEO of the company in carrying out its job.

The status of the contractor is that of an independent contractor. It is clarified that Mr. Hagai Lavi acts also as an active director in the company Ness Technologies Inc..

6.1.1    It is hereby declared and agreed that the status of the contractor vis-à-vis the company, with regard to all aspects of providing the professional services under this agreement, is that of an independent contractor. As long as the form of the transaction does not change, there neither are, nor shall be, any employee-employer relations between the company and the contractor with regard to the professional services which are the subject of this agreement.

6.1.2    In order to remove all doubt, it is hereby clarified that the contractor, as someone that provides the professional services in the status of an independent contractor, neither is nor shall be entitled, vis-à-vis the company and/or anyone acting on its behalf, to any rights, payments or benefits that are gives or that shall be given to the employees of the company, whether under the law or under any agreement, including, but without derogating from the generality of the aforesaid, to additional amounts for increased cost of living, reimbursement of travel expenses, holiday pay, annual vacation, sick leave, maternity leave, social benefits of any kind and severance pay.

6.1.3    The contractor is solely liable for filing all the reports required under any law for providing the professional services and receiving the consideration for them, as stated in this agreement, to the various tax authorities and for payment of all the taxes and other payments, including, but without derogating from the generality of the aforesaid, income tax, national insurance payments (including health tax) and value added tax.

6.1.4    The contractor hereby declares that, as of the date of signing this agreement, it is registered, at the least and in so far as the matter concerns the provision of the professional services, as a licensed dealer with the Value Added Tax authorities and as an independent practitioner with the Income Tax authorities, the National Insurance Institute and/or any other authority or institution with whom the contractor, as an independent practitioner, is liable to register itself and to whom it is liable to report and make payments.

7.                            Undertakings of the contractor

7.1        The contractor undertakes to carry out its job diligently and faithfully, to employ all its skills, knowledge and experience for the benefit and advancement of the company, on the highest and most efficient level and as shall be determined by the company, and it shall comply with the instructions of the company relating to the manner of providing the services, the work arrangements, discipline and conduct.

7.2        The contractor undertakes not to make, on behalf of the company, any declaration, guarantee or undertaking whatsoever, nor to impose any obligations whatsoever on the company, unless it is authorized to do so by the company in advance, and in so far as and to such extent as it is authorized as aforesaid.

7.3        The contractor undertakes to preserve faithfully the company’s property and any equipment in its possession that belongs to the company, and to return immediately at the end of the period of the agreement’s validity or should the agreement expire or be cancelled for any reason, all equipment and property in its possession that belongs to the company. The contractor shall not claim, and it waives its right to claim, any “lien” with regard to any property or equipment or asset of the company that will be in its possession.

7.4        Without derogating from the generality of the aforesaid, it is hereby agreed and declared that at any time, whether during the period that this agreement is valid or thereafter, all the files, plans, specifications, relay stations, commercial contacts, reputation, including business reputation and all the rights arising from all of the aforesaid shall become the exclusive property of the company, and no right of lien, if and in so far as there will be any, shall apply to them and/or with regard to them.

7.5        The contractor shall be subject to the procedures and instructions of the company as these shall be changed by it from time to time.

7.6        The provisions of this clause 7 are intended to add to every duty of trust imposed on the contractor under any law and/or practice and/or custom and/or agreement, and not to derogate therefrom.

7.7        The contractor undertakes to comply with every reporting procedure for activity or occupation that shall be required, on any media that shall be used by the company at that time.

8.                            Place and hours of providing the services

The scope of the work that is required is a full-time position and as required, in accordance with the determination of the company’s representative. Absence of up to 25 days a year shall be considered vacation and shall not detract from the consideration payable. This absence may not be accumulated or redeemed. It is accepted by the parties that Mr Hagai Lavi is carrying out part of his work from Jerusalem, on a scale of approximately two days a week.

9.                            The consideration

9.1        Monthly consideration in a sum of NIS 93,000 + VAT per month, in return for receipt of an appropriate tax invoice from the contractor for providing the professional services to the company in the previous month. The consideration shall be linked to the Consumer Price Index on an annual basis and shall be revised on January 1 of each year of the agreement. The base index is 116.4 points (October 2002).

9.2        If the company terminates the contract on its initiative as stated in clause 3 above, the contractor shall be entitled to payment in the amount of the monthly consideration for three months from the termination of the contract.

9.3        An annual success commission (according to the portion of the year in which the contractor’s services were provided) in a maximum amount of $ 150,000. The amount of the commission that will be paid in practice out of the maximum commission shall be determined by the CEO of the company. The commission shall be paid by July 1 of each year for the previous year. The contractor shall be entitled to an advance payment in an amount of 25% of the annual commission paid in monthly installments.

9.4        The contractor shall be entitled to participate in an option program as customary for senior members of management.

9.5        In order to remove doubt, it is hereby declared and agreed that the contractor shall not be entitled to receive any additional consideration or payment of any kind in excess of the aforesaid consideration, unless and in so far as this is stated expressly in this agreement.

9.6        The payment shall be made within 30 days of the date of submitting the invoice, subject to approval of the invoice by the company. If the contractor was late in submitting the tax invoice, the payment shall be postponed until 15 days after the date on which the invoice was submitted and approved by the company.

9.7        The contractor shall report its activities as customary in the company, in accordance with the terms and rules of the company. A report as aforesaid and its prior approval by the company shall constitute a condition for payment of the invoice.

9.8        The consideration stipulated in clause 9.1 above is gross and includes everything that is payable and that will be payable to the contractor for providing the professional services, without any exception. In order to remove any doubt, it is hereby declared, agreed and clarified:

(a)        That the consideration for the professional services that the contractor will provide to the company as stated in this agreement was determined in view of the fact that the contractor will provide the professional services to the company in the status of an independent practitioner, and not as any kind of employee of the company;

(b)       That, as a consequence of the aforesaid, the contractor neither is nor shall be entitled, for providing the professional services to the company, to any additional payments, in excess of the consideration as stated in clause 9.1 above, and this includes its not being entitled to cost of living increases, reimbursement of travel expenses, holiday pay, annual vacation, sick leave, maternity leave, payments to any provident fund, other social benefits whatsoever and also severance pay; in addition, the company shall have no additional costs for receiving the professional services from the contractor (national insurance payments, health tax, etc.).

(c)        And that the agreed consideration as stated in clause 9.1 above is the full, total and sole consideration that the company shall be liable to pay with regard to everything concerning the employment of the contractor and the professional services that it will provide to the company.

9.9        Notwithstanding what is stated in this agreement, should a competent court rule, at any time, whether upon an application of the contractor or upon an application of any other party, that employee-employer relations existed between the company and the contractor in so far as the provision of the professional services as aforesaid is concerned, and for that reason the “contractor” is entitled to wages, to additions thereto under any law and/or agreement and/or to social benefits and/or to severance pay, all of the following provisions shall apply in such a case:

(a)        The contractor shall be deemed to be a salaried employee, whose wages to which it is entitled for the period of the work during which it provided the professional services to the company are 65% (sixty-five per cent) of the contractual consideration paid to the contractor under clause 9 above (without taking into account the element of VAT). Only these wages shall serve as a basis for calculating any cost of living increases and general wage supplements in the economy and/or severance pay to which the contractor shall be entitled, if at all, as a salaried employee, all of which as shall be determined by the aforesaid competent court.

(b)       The contractor shall be liable to return to the company, within seven days of the date on which it shall be determined that it was or is a salaried employee of the company, all the surplus payments that it received from the company, in excess of the wages that it would have received as a salaried employee, as stated in sub-clause (a) above.

(c)        Any surplus payment, which the contractor will be liable to repay as stated in sub-clause (b) above, shall bear linkage differentials and monthly interest linked to the highest rate of interest on an unauthorized overdraft which shall be in force, from time to time, at Bank Leumi of Israel Ltd, from the date on which the contractor received the payment of this surplus amount until the date on which it was actually repaid to the company.

(d)       Without derogating from the generality of the aforesaid, the company shall be entitled to set off any surplus payment that the contractor received and which it is liable to repay to the company, against any amount that is payable, if at all, by the company to the contractor under this agreement or in accordance with a decision of the competent court as aforesaid.

10.                      Termination of the contract

10.1      Each of the parties may cancel this agreement by giving notice, as set out in clause 3.

10.2      If the agreement is cancelled and/or the contractor ceases to be a contractor of the company for any other reason whatsoever, the contractor will not be entitled to the payment of any compensation and/or to the payment of any other consideration on account of this.

11.                      Return and transfer of the job

The contractor undertakes that at the end and/or upon termination of its employment in the company, it will transfer its job to whomsoever the company shall nominate in an orderly fashion, and it shall deliver to the company, or to whomsoever the company shall appoint for this purpose in writing, all the documents, information and all the other material that came into its possession and/or that was prepared by it with regard to its work.

12.       Breach of the agreement

12.1      Should the company cause the validity of this agreement to be terminated under clause 3, or should the contractor not carry out any of its undertakings under this agreement, the contractor shall compensate the company for the full amount of the direct and consequential damages caused to the company as a result thereof, in accordance with a decision of the Labor Tribunal.

12.2      Should the contractor stop providing the services without it giving notice, or without full notice as required by the agreement between the parties, it shall pay to the company, as agreed compensation (without derogating from the right of the company to prove greater damage), compensation in the amount of the consideration that it would receive were it to continue providing the services until the date of the end of the required notice period.

13.                      Failure to avail itself of benefits

Should the contractor be entitled, under the provisions of this agreement, to benefits and/or services of any kind whatsoever from the company and/or at the company’s expense, the contractor shall not be entitled to any pecuniary consideration, if it did not in practice avail itself of the aforesaid benefits or services in kind, in whole or in part.

14.                      Assignment of the agreement

14.1      The contractor shall not be entitled to transfer or to assign all and/or part of its rights and/or its undertakings under this agreement to another and/or to others.

14.2      The company may assign this agreement in the future to any company in the Ness Technologies group or to an affiliate at the time of the assignment, provided that the rights of the contractor as set out in the agreement are maintained.

15.                      Change and cancellation

Any change and/or cancellation of one of the clauses of the agreement shall be made solely in a written document, which shall be signed by the two parties.

16.                      Confidentiality

16.1      During and after the period of its employment, the contractor undertakes not to disclose nor to transfer to any person and/or body outside the company, any information about the company or information that came into its possession within the framework of providing the services to the company and/or with regard to the company. The contractor undertakes to observe confidentiality with regard to all aspects of the company’s business and its affairs, and not to harm in any way the reputation of the company and/or its clientele.

16.2      Within the framework of providing the services, the contract will have access to, and the use of, confidential and sensitive information of the customers with whom the company is working. The contractor undertakes, during and after the period of its employment in the company, not to disclose nor transfer to any person and/or body outside the company any information concerning the company’s customers, to observe confidentiality with regard to all aspects of the business and affairs of the company’s customers, nor to harm in any way the reputation of the company’s customers.

16.3      Any idea or achievement that are attained or developed by the contractor during the period of its employment in the company shall be deemed the property of the company and the company shall be entitled to make any use thereof in accordance with its needs and decisions.

17.                      Non-competition

The contractor hereby undertakes that during the whole period of the agreement and for twelve months after the end of the agreement with it, it will not compete with the business of the company, directly or indirectly. The aforesaid shall be valid for the areas in which the company does business and for the customers of the company or bodies with who the company shall be holding negotiations at the time when the transaction is ended, for projects in which it was involved.

18.                      Venue

The parties hereby determine that the venue for the purpose of this agreement is the court and/or the labor tribunal in Tel-Aviv – Jaffa which is competent to hear the matter.

19.                      Relief for damage which cannot be compensated in money alone

19.1      The contractor hereby agrees and declares that a breach of clauses 16 and 17 above shall cause the company irreparable damage for which pecuniary damages will be insufficient compensation to repair the breach, and the company shall be entitled, inter alia, to apply to any competent court and/or tribunal and to obtain any relief, including relief of a temporary injunction to prevent the breach.

19.2      The contractor hereby declares that the granting of an order as stated in sub-clause 19.1 above shall not constitute an infringement of its freedom of occupation and that the aforesaid restriction, in the circumstances of the case, is reasonable and acceptable.

19.3      Nothing stated in this clause shall derogate from the right of the company to any other relief in accordance with the agreement or under any law.

20.                      Conditional nature of rights

Without derogating from the generality of what is stated in the provisions of the agreement and in order to remove any doubt, it is hereby clarified and agreed that the rights of the contractor of whatsoever kind under this agreement and its appendices are subject to the performance of all of its obligations on time and in every detail.

21.                      Notices

The addresses of the parties to this agreement are as stipulated in the preamble hereto. Any notice that is sent by registered mail to another party at its address as aforesaid shall be deemed to have been received by the addressee, four days after the delivery thereof to the post office, and if it was delivered by hand — at the time of delivery.

In witness whereof the parties have signed below:

/s/ Raviv Zoller, /s/ Alex Ziv	/s/ Hagai Lavi
NESS TECHNOLOGIES HOLDINGS LTD.	The contractor
The company

/s/ Hagai Lavi
The Service Provider